Exhibit 99.3

Non-Executive Employee

MATSON, INC.
STOCK OPTION AGREEMENT

RECITALS

A.                                   The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                     Optionee is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

C.                                     All capitalized terms in this Agreement, to the extent not otherwise defined in one or more provisions of this Agreement, shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Grant of Option.  The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.                                       Option Term.  The term of this option shall commence on the Grant Date and continue in effect until the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.                                       Limited Transferability.

(a)                                  Except to the limited extent provided in Paragraph 3(b), this option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.  However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option.  Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee’s death.

(b)                                 This option may be assigned in whole or in part during Optionee’s lifetime to a revocable living trust established for the exclusive benefit of Optionee or Optionee and his or her spouse (the “Trust”).  The assigned portion shall be exercisable only by the Trust, and the terms applicable to that assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

4.                                       Dates of Exercise.  This option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.                                       Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)                                  Except as otherwise expressly provided in subparagraphs (b) through (e) of this Paragraph 5, should Optionee cease to remain in Service for any reason while this option is outstanding, then Optionee (or any Trust to which this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a three (3)-month period measured from the date of such cessation of Service during which to exercise this option for any or all of the Option Shares for which this option is vested and exercisable at the time of Optionee’s cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date.

(b)                                 Should Optionee’s Service terminate by reason of his or her death while this option is outstanding, then this option, to the extent not otherwise at that time vested and exercisable for all the Option Shares, shall immediately vest and become exercisable for all the Option Shares.  Upon Optionee’s death (whether before or after termination of Service) this option may be exercised, for any or all of the Option Shares for which this option is vested and exercisable at the time of Optionee’s cessation of Service (including any Option Shares which vest on an accelerated basis should such cessation of Service occur by reason of Optionee’s death), by (i) the personal representative of Optionee’s estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death or (iii) any Trust to which the option is transferred during Optionee’s lifetime pursuant to a permitted transfer under Paragraph 3, as the case may be. However, if Optionee dies while holding this option and has an effective beneficiary designation in effect for this option at the time of his or her death, then the designated beneficiary or beneficiaries shall have the exclusive right to exercise this option following Optionee’s death.  Any right to exercise this option in accordance with the foregoing provisions of this Paragraph 5(b) shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

(c)                                  Should Optionee cease Service by reason of Early Retirement,  Normal Retirement or Permanent Disability while this option is outstanding, then Optionee (or any Trust to which this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a thirty-six (36)-month period measured from the date of such cessation of Service during which to exercise this option for (i) any or all Option Shares for which this option is vested and exercisable at the time of such cessation of Service and (ii) any additional Option Shares for which this option vests and becomes exercisable during such thirty-six (36)-month period.  In no event, however, shall this option be exercisable at any time after the Expiration Date. To the extent this option is not otherwise vested and exercisable for all of the Option Shares at the time of Optionee’s cessation of Service by reason of Early Retirement, Normal Retirement or Permanent Disability, this option shall, during the limited period of post-Service exercisability following such cessation of Service, continue to vest and become exercisable for one or more additional Option Shares in accordance with the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, as if Optionee continued in Service throughout that limited exercise period. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

(d)                                 The applicable period of post-Service exercisability in effect pursuant to the foregoing provisions of this Paragraph 5 shall automatically be extended by an additional period of time equal in duration to any interval within such post-Service exercise period during which the exercise of this option or the immediate sale of the Option Shares acquired under this option cannot be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of this option beyond the Expiration Date.

(e)                                  Should Optionee’s Service be terminated for Cause, or should Optionee (i) engage in any post-Service activity, whether as an Employee, consultant or advisor or in any other capacity, that is competitive with the business operations of the Corporation (or any Subsidiary or Parent) or (ii) engage in any other conduct, while in Service or following cessation of Service, that is materially detrimental to the business or affairs of the Corporation (or any Subsidiary or Parent), as determined in the sole discretion of the Plan Administrator, then this option, whether or not vested and exercisable, shall terminate immediately and cease to be outstanding.

(f)                                    Except as otherwise expressly provided in the preceding subparagraphs of this Paragraph 5, during the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6.  Except as otherwise provided in this Paragraph 5 or except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with the Optionee, this option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the normal Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, following the Optionee’s cessation of Service.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

6.                                       Special Acceleration of Option.

(a)                                  This option, to the extent outstanding at the time of an actual Change in Control but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock.  However, this option shall not become exercisable on such an accelerated basis, if and to the extent: (i) this option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) this option is to be replaced with a cash retention program of the successor corporation which preserves the spread existing at the time of the Change in Control on any Option Shares for which this option is not otherwise at that time vested and exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for the subsequent vesting and concurrent payout of that spread, over Optionee’s period of continued Service, at the same time or times as this option would have vested and become exercisable for those Option Shares in accordance with the Exercise Schedule set forth in the Grant Notice. Notwithstanding the foregoing, no such cash retention program shall be established for this option (or any other option granted to Optionee under the Plan) to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b)                                 Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(c)                                  If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to this option would have been converted in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of this option but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(d)                                 Immediately upon an Involuntary Termination of Optionee’s Service as an Employee within twelve (12) months following a Change in Control in which this option is assumed or otherwise continued in effect, this option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that this option shall become immediately exercisable for all the Option Shares at the time subject to the option and may be exercised for any or all of those Option Shares as fully vested shares. Should this option be replaced with a cash retention program in accordance with Paragraph 6(a), then the balance credited to Optionee under that program at the time of such Involuntary Termination shall vest and be immediately paid to Optionee in a lump sum, subject to the Corporation’s collection of all applicable withholding taxes; provided, however, that Optionee shall be entitled to such payment only if the Optionee’s Involuntary Termination occurs within twelve (12) months following the Change in Control.

(e)                                  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.                                       Adjustment in Option Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to reflect such change and thereby prevent the dilution or enlargement of benefits hereunder, and those adjustments shall be final, binding and conclusive upon Optionee and any other person or persons having an interest in the option. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 6(c) shall be controlling.

8.                                       Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9.                                       Manner of Exercising Option.

(a)                                  In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)                                     Execute and deliver to the Corporation a Notice of Exercise as to the Option Shares for which the option is exercised or comply with such other procedures as the Corporation may establish for notifying the Corporation of the exercise of this option for one or more Option Shares.

(ii)                                  Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)                              cash or check made payable to the Corporation;

(B)                                shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership in a manner reasonably satisfactory to the Corporation) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C)                                through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in accordance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Withholding Taxes required to be withheld by the Corporation by reason of such exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise (or other notification procedure) delivered to the Corporation in connection with the option exercise.

(iii)                               Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(b)                                 As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares (either in paper or electronic form), with the appropriate legends affixed thereto: provided, however, that in the event this option is exercised other than pursuant to the sale and remittance procedure described in Paragraph 9(a)(ii)(C), ownership of the purchased Option Shares shall only be noted as a book entry, and no certificates for the purchased shares shall actually be issued unless and until expressly requested by Optionee or any other person having an interest at the time in those shares.

(c)                                  In no event may this option be exercised for any fractional shares.

10.                                 Compliance with Laws and Regulations.

(a)                                  The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)                                 The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

11.                                 Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

12.                                 Change in Control Benefits Agreement.  Notwithstanding anything to the contrary in this Agreement, if Optionee is, at the time of a change in control or ownership of the Corporation (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Corporation, then the provisions of that agreement shall (to the extent applicable to this option) govern Optionee’s rights and benefits with respect to the option evidenced by this Agreement, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be controlling.

13.                                 Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14.                               Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

15.                               Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.

16.                               Excess Shares.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.  In no event shall the Option be exercisable with respect to any of the excess Option Shares unless and until such stockholder approval is obtained.

17.                               Withholding Taxes.

(a)                                 The Corporation’s obligation to deliver shares of Common Stock upon the exercise of this option shall be subject to the Corporation’s collection of all applicable Withholding Taxes.

(b)                                 Unless Optionee (i) otherwise makes satisfactory arrangements with the Corporation’s Human Resources Department, on or before the expiration of the designated notification period preceding the exercise of this option, to pay the applicable Withholding Taxes through the delivery of a check or wire transfer payable to the Corporation in the amount of such Withholding Taxes and (ii) in fact delivers such check or wire transfer to the Corporation not later than the exercise date of the option, the Corporation shall collect the applicable Withholding Taxes through the following automatic share withholding method:

•                                          The Corporation shall withhold, at the time of the option exercise, a portion of the purchased Option Shares with an aggregate Fair Market Value (measured on the exercise date) equal to the applicable Withholding Taxes; provided, however, that the number of the Option Shares so withheld shall not exceed in Fair Market Value the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

18.                               Coverage under Recoupment Policy. If Optionee is on the Grant Date, or at any time thereafter becomes, either an executive officer of the Corporation subject to Section 16 of the 1934 Act, or a participant in the Corporation’s Performance Improvement Incentive Plan, then Optionee shall be subject to the Matson, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of January 1, 2011 (the “Recoupment Policy”), the terms of which are hereby incorporated herein by reference and receipt of a copy of which Optionee hereby acknowledges. If Optionee is subject to the Recoupment Policy, then any incentive compensation that is paid or granted to, or received by, Optionee on or after January 1, 2011

(including, without limitation, any incentive compensation that the Corporation pays to Optionee on or after January 1, 2011 pursuant to an incentive compensation award made to Optionee prior to January 1, 2011, whether that award was made by the Corporation or any predecessor entity) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall be subject to recovery and recoupment pursuant to the terms of such policy.  For purposes of such Recoupment Policy, “incentive compensation” means any cash or equity-based award (e.g., stock award, restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the Recoupment Policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.                                    Agreement shall mean this Stock Option Agreement.

B.                                    Board shall mean the Corporation’s Board of Directors.

C.                                    Cause shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner; provided, however, that in the event Optionee is, at the time the Corporation (or any Parent or Subsidiary) purports to terminate Optionee’s Employee status for Cause, a party to a Change in Control Benefits Agreement applicable to the option evidenced by this Agreement, the term Cause shall have the meaning ascribed to that term in such Change in Control Benefits Agreement. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss Optionee or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Cause.

D.                                    Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)                                     a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii)                               the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv)                              a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

provided, however, that in the event Optionee is a party to a Change in Control Benefits Agreement applicable to the option evidenced by this Agreement, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

E.                                     Change in Control Benefits Agreement shall mean any separate agreement between Optionee and the Corporation which provides Optionee with special vesting acceleration and/or other special benefits with respect to one or more option grants made to Optionee to purchase shares of Common Stock, including (to the extent applicable) the option evidenced by this Agreement, in the event of a change in control or ownership of the Corporation (whether or not constituting a Change in Control hereunder).

F.                                      Code shall mean the Internal Revenue Code of 1986, as amended.

G.                                    Common Stock shall mean shares of the Corporation’s common stock.

H.                                   Corporation shall mean Matson, Inc., a Hawaii corporation (formerly known as Alexander & Baldwin Holdings, Inc.), and any successor corporation to all or substantially all of the assets or voting stock of Matson, Inc. which shall by appropriate action adopt the Plan.

I.                                        Early Retirement shall mean Optionee’s retirement from Service, with the prior approval of the Corporation (or the Parent or Subsidiary employing Optionee), on or after the attainment of age fifty-five (55) and the completion of at least five (5) years of Service.

J.                                        Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.                                   Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

L.                                     Exercise Price shall mean the exercise price per Option Share as specified in the Grant Notice.

M.                                 Exercise Schedule shall mean the schedule set forth in the Grant Notice pursuant to which the option is to vest and become exercisable for the Option Shares in one or more installments over the Optionee’s period of Service.

N.                                    Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

O.                                    Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading beings) on date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

P.                                      Good Reason shall mean the occurrence of any of the following events effected without Optionee’s consent: (A) a change in Optionee’s position with the Corporation (or any Parent or Subsidiary employing Optionee) which materially reduces Optionee’s duties and responsibilities or the level of management to which Optionee reports, (B) a relocation of Optionee’s principal place of employment by more than fifty (50) miles, (C) a reduction in Optionee’s level of compensation, as measured in terms of base salary, fringe benefits, target annual incentive payment, by more than ten percent (10%) or (D) the failure by the Corporation to continue in effect any stock option or other equity-based plan in which Optionee is participating, or in which Optionee is entitled to participate, immediately prior to a change in control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Corporation to continue Optionee’s participation therein (or in such substitute or alternative plan) on a substantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of Optionee’s participation relative to other participants, as existed immediately prior to the change in control of the Corporation.

However, in the event Optionee is at the time of his or her cessation of Employee status a party to a Change in Control Benefits Agreement applicable to the Award evidenced by this Agreement, the term Good Reason shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

Q.                                    Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

R.                                    Grant Notice shall mean the Notice of Grant of Stock Option informing Optionee of the basic terms of the option subject to this Agreement.

S.                                      Involuntary Termination shall mean the termination of Optionee’s Service as an Employee by reason of:

(i)                                     Optionee’s involuntary dismissal or discharge by the Corporation for reasons other than for Cause, or

(ii)                                  Optionee’s voluntary resignation for Good Reason.

T.                                     1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

U.                                    Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

V.                                    Normal Retirement shall mean the cessation of Service by reason of retirement at or after the attainment of age sixty-five (65).

W.                                 Notice of Exercise shall mean the notice of option exercise in the form prescribed by the Corporation.

X.                                    Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

Y.                                    Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

Z.                                     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

AA.                           Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or to be of continuous duration of twelve (12) months or more.

BB.                           Plan shall mean the Corporation’s 2007 Incentive Compensation Plan.

CC.                           Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

DD.                           Service shall mean Optionee’s performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  However, Optionee shall be deemed to cease Service immediately upon the occurrence of either of the following events:  (i) Optionee no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which Optionee is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation.  However, except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee is on a leave of absence.

EE.                             Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

FF.                               Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries that is disregarded for U.S. federal income tax purposes.

GG.                           Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the exercise of the option.